Exhibit 99.1

QLT SHOWS POSITIVE EFFICACY TRENDS FROM DATA IN PLUG

COMBINATIONS IN PHASE II STUDIES FOR GLAUCOMA USING LATANOPROST

PUNCTAL PLUG DELIVERY SYSTEM

Announces Departure of Suzanne Cadden, Senior Vice President, Development

For Immediate Release	October 24, 2012

VANCOUVER, British Columbia, (GLOBE NEWSWIRE) — QLT Inc. (Nasdaq:QLTI) (TSX:QLT) announced that results from two Phase II clinical studies, PPL GLAU 12 and PPL GLAU 13, demonstrate positive trends (with statistically and clinically significant findings) on the efficacy and safety of the Latanoprost Punctal Plug Delivery System (L-PPDS) in subjects with ocular hypertension (OH) and open-angle glaucoma (OAG).

“Clinical compliance with eye drops for the treatment of glaucoma is recognized as a major therapeutic issue, particularly in the elderly, who experience considerable difficulty in managing the use of an eye-drop bottle,” said Jason Aryeh, Chairman of QLT. “The ability to deliver long lasting, clinically significant intra ocular pressure lowering that is well tolerated is, therefore, a significant therapeutic goal. Results from our PPL GLAU 12 and PPL GLAU 13 clinical trials suggest that clinically relevant IOP lowering beyond 4 weeks may be achievable with a sustained release ophthalmic drug delivery system, and that our proprietary upper plugs may improve upper plug retention with certain design modifications. It remains a goal of QLT’s Board of Directors to advance research in the area and development of the PPDS program through an out-licensing or sale.”

Results in Detail

Efficacy

The two Phase II studies were initiated following results that also demonstrated positive trends in a previous Phase II study (PPL GLAU 11) showing clinically significant IOP lowering at 4 weeks with the L-PPDS. The two new studies (PPL GLAU 12 and PPL GLAU 13) involved the simultaneous placement of punctal plugs in both the upper and lower puncta for delivery of a daily drug amount with a goal of enabling clinically significant, sustained IOP lowering effects and comparable clinical outcomes to those of currently marketed daily prostaglandin eye drops.

The primary endpoint of the studies was a mean reduction in IOP from baseline (measured as mmHg) at 4 weeks, as influenced by drug dose (141 vs. 190 micrograms (µg) latanoprost per eye, Study PPL GLAU 12) and plug placement/tearing effects (upper vs. lower puncta, and L-PPDS vs. plug with no latanoprost drug core, Study PPL GLAU 13). Secondary endpoints were the IOP change from baseline at other time points as well as the IOP and percentage IOP change from baseline at all time points in the 12-week study period. In the PPL GLAU 12 study, the effect of repeat treatment at the high dose (190 µg) was also assessed in a smaller group of subjects in two additional treatment courses (occurring at 4 weeks and 8 weeks after the 12-week main study).

A total of 57 ITT (Intent to Treat) subjects were included in PPL GLAU 12, and 77 ITT subjects were included in PPL GLAU 13. Two ITT datasets were analyzed, one including all IOP values regardless of plug loss, and the other with IOP excluded after first plug loss/removal. For both studies, mean IOP changes from baseline were statistically significant at all time points. Across the 5 total treatment arms of both studies, 3 arms showed clinically significant IOP lowering of 5 mmHg or greater at 4 weeks for both datasets, and 2 arms showed clinically significant lowering of 5 mmHg or greater at 4 and 6 weeks for one ITT dataset (IOP excluded after plug loss). During the 8-week second treatment course in PPL GLAU 12 (n=38 eyes), the L-PPDS produced a statistically and clinically significant reduction in mean IOP at 4 and 6 weeks. A lowering of IOP of 5 mmHg was the development plan objective for both studies.

One arm (the 95 µg lower/blank plug upper configuration) showed a clinically significant IOP lowering of approximately 5.0 mmHg at 4, 8 and 12 weeks for both ITT datasets. This configuration, which demonstrated the most sustained IOP reduction across all plug configurations and doses, suggests IOP lowering with the L-PPDS as currently designed may be affected by the plug position (and tearing effects) of these designs. Results of these studies also suggest that double-plugging (simultaneous placement of both an upper and lower plug) may be necessary to achieve a minimum IOP lowering effect using the current design configurations.

Retention rate by eye of plugs in the lower puncta was >95% through week 12 in PPL GLAU 12 and through week 10 in PPL GLAU 13 (week 12 retention was 92%). Retention of upper plugs by eye was 69%, 53% and 48% at weeks 4, 8 and 12, respectively, in PPL GLAU 12. In PPL GLAU 13, retention of upper plugs was 76%, 65% and 58% at weeks 4, 8 and 12, respectively. Rates of upper plug retention increased across each subsequent month of the study for eyes achieving plug retention at the previous 4 weeks. In the 8-week second treatment course, upper plug retention was notably higher compared to the main study, achieving values of 90 and 88% at 4 and 8 weeks, respectively.

Upper plug retention with the proprietary punctal plugs was notably improved (approximately 19-33%) over the commercial plugs used in Study PPL GLAU 11. At 4 weeks, the upper plug retention by eye had increased from 48% in GLAU 11 to 67-81% in PPL GLAU 12 and PPL GLAU 13.

Access to additional IOP clinical results of studies PPL GLAU 12 and PPL GLAU 13 are available on the Company’s website at www.qltinc.com.

Safety and Tolerability

The L-PPDS was well tolerated over the testing period with adverse events (AEs) similar to those reported for commercial punctal plugs and the previous PPL GLAU 11 study. The majority of AEs were ocular in nature. In PPL GLAU 12 there were no associated AEs that were serious. In PPL GLAU 13 there were two serious associated AEs (device extrusion and skin erosion) that occurred in one subject.

Tearing and comfort were assessed by the subjects using a Visual Analogue Scale (VAS), with 0 representing ratings of completely acceptable and 100 representing completely unacceptable. Across all treatment arms throughout the duration of the studies tearing ratings were in the acceptable range (with scores of approximately 20-30%) and comfort ratings were also in the acceptable range (with scores of approximately 10-20%).

In PPL GLAU 12, 2 subjects discontinued from the study due to AEs, 17 discontinued due to plug loss, and 2 withdrew. All subjects were included in the safety analysis. In PPL GLAU 13, 5 subjects discontinued from the study due to AEs, 14 discontinued due to plug loss, 8 discontinued due to inadequate IOP control and 1 withdrew. All subjects were included in the safety analysis.

Management Changes

QLT also announced today that Suzanne Cadden, Senior Vice President, Development, will be leaving the Company. The Company’s research and development responsibilities will be assumed by Sushanta Mallick, PhD. Dr. Mallick joined QLT in October, 2012 and brings to the Company almost 20 years of clinical and product development experience at Alcon Research, Ltd. Over the course of his employment at Alcon, Dr. Mallick held various positions of increasing responsibility, specializing in the glaucoma, retina and dry eye therapeutic areas. Dr. Mallick received his PhD in Biochemistry from the University of North Texas and his MBA from the University of Texas at Dallas.

“We thank Ms. Cadden for her efforts and commitment to the company and wish her the best in her future endeavors,” commented Mr. Aryeh. “Dr. Mallick and the rest of the clinical team are acutely focused on QLT’s synthetic oral retinoid program, which we look forward to progressing toward potential pivotal trials in 2013, following analysis of results from our ongoing retreatment studies.”

About PPL GLAU 12

This completed Phase II multicenter study was conducted to evaluate the safety and efficacy of the L-PPDS utilizing simultaneous placement of punctal plugs in the upper and lower puncta containing a combined total of either 141 µg or 190 µg of latanoprost, a prostaglandin analogue, in subjects with ocular hypertension (OH) or open-angle glaucoma (OAG) over a 12-week period. Subjects who met criteria for repeat treatment were eligible to undergo subsequent L-PPDS treatment courses at a dose of 190 µg for an 8-week period, followed by a 4-week period.

About PPL GLAU 13

This completed Phase II multicenter study was conducted to evaluate the safety and efficacy of the L-PPDS utilizing 3 different plug placement configurations delivering 95 µg of latanoprost, a prostaglandin analogue, in subjects with ocular hypertension (OH) or open-angle glaucoma (OAG) over a 12-week period. Subjects received different treatments in each eye. The 3 configurations were 1) a blank plug (no latanoprost drug core) in the lower punctum and a 95 µg L-PPDS in the upper punctum, 2) an open lower punctum (no plug) and a 95 µg L-PPDS in the upper punctum, and 3) a 95 µg L-PPDS in the lower punctum and a blank plug in the upper punctum.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning the potential benefits, efficacy and safety of the L-PPDS for treatment of OH and OAG; statements concerning the potential divestment of the punctal plug drug delivery system program (PPDS); and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects”; “hopes” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: risks and uncertainties related to the timing and our ability to divest the PPDS program on terms favorable to us or at all; risks and uncertainties concerning the impacts that QLT’s strategic initiatives will have on the market price of our securities; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials (including our PPDS technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.